U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

HUGHES                                  DAVID           H.
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   (Last)                           (First)             (Middle)

5900 LAKE ELLENOR DRIVE, P.O. BOX 593330
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                                    (Street)

ORLANDO                         FL                      32859-3330
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


DARDEN RESTAURANTS, INC.  (DRI)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

09/19/2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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                                                                                                                          By David
Common Stock                                                                                     7,500 (1)      I         H. Hughes
                                                                                                                          Trust
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*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Option                                                                    Common                    (1)
(Right to buy)      $24.16   09/19/02 A    V    3,000        09/19/03 09/19/12  Stock    3,000            3,000     D
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Phantom Stock                                                                   Common                    (1) (3)
Units               1-for-1  09/19/02 A    V    4,139        (2)      (2)       Stock    4,139   $24.16   4,139     D
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Explanation of Responses:
(1) Represents amount of securities beneficially owned as of 9/19/02.

(2) The reporting person elected to defer a portion of the annual director's grant under the Darden Restaurants, Inc. Compensation Plan for Non-Employee Directors to be paid out in Darden Restaurants, Inc. common stock upon the reporting person's termination of board service.

(3) Includes phantom stock units acquired pursuant to a dividend equivalent reinvestment feature of the Darden Restaurants, Inc., Compensation Plan for Non-Employee Directors.



/s/ Douglas E. Wentz                                            09/23/02
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      **Signature of Reporting Person                             Date

        BY:  DOUGLAS E. WENTZ, Attorney-in-fact

             for HUGHES, DAVID H.
             5900 LAKE ELLENOR DRIVE
             P.O. BOX 593330
             ORLANDO, FLORIDA  32859-3330
             DARDEN RESTAURANTS, INC.  (DRI)
             09/19/2002

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.